EXHIBIT 4.3
THIRD DEED OF AMENDMENT OF OPTION DEED
THIS DEED is made the 30th day of May, 2007

BETWEEN:
CONSOLIDATED WATER CO. LTD. (formerly CAYMAN WATER COMPANY LIMITED), a Cayman Islands company having its registered office at Regatta Office Park, Windward Three, Fourth Floor, P.O. Box 1114, Grand Cayman KY1-1102, Cayman Islands (the “Company”)

AND:	AMERICAN STOCK TRANSFER & TRUST COMPANY of 40 Wall Street, New York, New York 10005, United States of America (the “Option Agent”)
RECITALS:-
(1)	By an Option Deed dated as of August 6, 1997 (the “Option Deed”) the Directors of the Company granted to the holders of its Ordinary and Redeemable Preference Shares at any time before the Distribution Date options to subscribe for one one-hundredth of a Class B Share for each Ordinary or Redeemable Preference Share held (as that number may afterwards be adjusted pursuant to Section 11(b) of the Option Deed) on the terms set out in the Option Deed;

(2)	By a Deed of Amendment of Option Deed dated the 8th day of August 2005, the Company and the Option Agent amended the Option Deed as stated therein;

(3)	By a second Deed of Amendment of Option Deed dated the 27th day of September 2005 (“the Second Amendment Deed”), the Company and the Option Agent amended the Option Deed as stated therein;

(4)	The Option Deed expires on the 31st day of July 2007 and the Company wishes to further amend the Option Deed to extend it for a further ten years and to further change the initial exercise price of each one one-hundredth of a Class B share to US$100;

(5)	Under Section 26 of the Option Deed the Company and the Option Agent are empowered on the Company’s direction to amend the Option Deed before the Distribution Date without the approval of the holders of the certificates representing Ordinary Shares and Redeemable Performance Shares; and

(6)	The Distribution Date has not yet occurred.

NOW THIS DEED WITNESSES as follows:
1.	For the purposes of this Deed:-
(i)	capitalized words not otherwise defined in it have the meanings assigned to them in the Option Deed; and

(ii)	references to Sections and paragraphs are references to Sections and paragraphs of the Option Deed;
2.	The Company and the Option Agent now RE-AMEND the Option Deed as follows:-
(i)	By deleting the date “31st July 2007” wherever it appears in Section 1(m), Exhibit B and Exhibit C and substituting therefor in each case the date “31st July 2017”;

(ii)	by deleting the expression “US$50.00” where it appears pursuant to the Second Amendment Deed in:
a.	Section 7, paragraph (b); and

b.	Exhibit B; and

c.	the first paragraph of Exhibit C
and substituting therefor in each case the expression “US$100.00”; and

(iii)	by deleting the sixth paragraph of Exhibit C and substituting therefor the following:-
     “For example, at an exercise price of US$100.00 per Option, each Option not owned by an Acquiring Person (or by certain related parties) following an event set out in the preceding paragraph would entitle its holder to purchase US$200.00 worth of Ordinary Shares (or other consideration, as noted above) for US$100.00. Assuming that the Ordinary Shares had a per share value of US$40.00 at such time, the holder of each valid Option would be entitled to purchase 5 Ordinary Shares for US$100.00.”
3.	In all other respects the Company and the Option Agent confirm the Option Deed.
IN WITNESS WHEREOF, the parties have caused this Deed to be duly executed and delivered as such as of the day and year first above written.

EXECUTED as a deed and delivered on	)	CONSOLIDATED WATER CO. LTD.
behalf of CONSOLIDATED WATER CO.	)
LTD. by Frederick McTaggart, Director	)
in the presence of:-)
)
)
	)	Per /s/ Frederick W. McTaggart
	}	Director
/s/ Tracey Ebanks	)
Witness

EXECUTED as a deed and delivered on	)	AMERICAN STOCK TRANSFER &
behalf of AMERICAN STOCK	)	TRUST COMPANY
TRANSFER & TRUST COMPANY by	)
Isaac Kagan, Vice-President	)
in the presence of:-)
	)	Per /s/ Herbert J. Lemmer
	)	Vice-President
/s/ Isaac Kagan	)
Witness